                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                XCELLENET, INC.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
 -------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         ---------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         ---------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------------

     3)  Filing Party:

         ---------------------------------------------------------------------

     4)  Date Filed:

         ---------------------------------------------------------------------

                                XCELLENET, INC.
                         5 Concourse Parkway, Suite 850
                             ATLANTA, GEORGIA 30328

                             --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 28, 1998

                             --------------------


TO THE SHAREHOLDERS OF XCELLENET, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of XcelleNet, Inc. (the "Company") will be held at the The Westin Atlanta North at Perimeter Hotel, 7 Concourse Parkway, Atlanta, Georgia, on the 28th day of April, 1998, at 9:00 a.m., for the following purposes:

        (1) To elect nine directors to constitute the Board of Directors to serve until the next Annual Meeting or until their successors are elected and qualify;
        (2) To consider and vote upon a proposal to ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the year ending December 31, 1998; and
        (3) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

         Only holders of record of Common Stock at the close of business on March 9, 1998 will be entitled to vote at the meeting. The transfer books will not be closed. A complete list of the shareholders entitled to vote at the meeting will be available for inspection by shareholders at the offices of the Company immediately prior to the meeting.

         The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

                                         By Order of the Board of Directors,

                                          /s/ Jeanne N. Bateman
                                         -------------------------------
                                         JEANNE N. BATEMAN
                                         Secretary
Atlanta, Georgia
April 6, 1998


         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                XCELLENET, INC.
                         5 Concourse Parkway, Suite 850
                            Atlanta, Georgia  30328

                                PROXY STATEMENT

                        ANNUAL MEETING - APRIL 28, 1998

     This Proxy Statement is being furnished to the shareholders of XcelleNet, Inc. (the "Company") in connection with the solicitation of proxies by the Company for use at its Annual Meeting of Shareholders to be held on April 28, 1998 at 9:00 a.m. local time, and at any reconvened meeting following any adjournment thereof. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about April 6, 1998.

     All proxies received by the Company will be voted in accordance with instructions appearing on such proxies. A shareholder who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Secretary of the Company, by delivery of a proxy bearing a later date, or by voting in person at the meeting. The mailing address of the executive offices of the Company is 5 Concourse Parkway, Suite 850, Atlanta, Georgia 30328. An annual report to the shareholders, including financial statements for the year ended December 31, 1997, is enclosed herewith.

     At the close of business on the record date for the Annual Meeting, which was March 9, 1998, the Company had outstanding and entitled to vote at the Annual Meeting 8,372,670 shares of Common Stock. Each shareholder is entitled to one vote on each proposal per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Once a share is represented for any purpose at the Annual Meeting, other than solely to object to holding the Annual Meeting or to transact business at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the Annual Meeting and for any adjournment of the Annual Meeting unless a new record date is set or must be set for the adjourned meeting pursuant to the Company's Bylaws, as amended and restated.

     The vote required for the election of directors is a plurality of the votes cast by the shares entitled to vote in the election, provided a quorum is present. Consequently, with respect to the proposal for the election of directors, withholding authority to vote with respect to one or more nominees and broker "non-votes" will have no effect on the outcome of the election, although such shares would be counted as present for purposes of determining the existence of a quorum. With respect to the other proposals to be voted on at the Annual Meeting, the required vote is for the number of votes cast for a proposal to exceed the votes cast against a proposal. Consequently, with respect to the proposal to ratify the selection of independent auditors, abstentions and broker "non-votes" will have no effect on the adoption or rejection of the proposal, although such shares would be counted as present for purposes of determining the existence of a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner votes with respect to at least one proposal but does not vote on other proposal(s) because the nominee does not have discretionary voting power with respect to such other proposal(s) and has not received voting instructions from the beneficial owner.


                                 PROPOSAL ONE -
                             ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of nine directors. The term of office of each director is until the next annual meeting or until a successor is elected and qualifies. The shareholders are being asked to vote on the election of the nine nominees for director set forth below. All of the nominees are presently directors. In the absence of contrary instructions, the proxy will be voted for the election of the nine nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the election of the remaining nominees and for the election of such other person(s) as they may select.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

  The table and information below set forth the name of each nominee, their ages, principal occupations and the year each of them first joined the Board. For information concerning membership on committees of the Board of Directors, see "Other Information About the Board and its Committees" below.

                             NOMINEES FOR DIRECTOR
                                                                                Year First
       Name                 Age   Position with the Company                   Elected Director
       ----                 ---   -------------------------                   ----------------
Stephen P. Bradley          56  Director                                            1995

Dennis M. Crumpler          45  Chairman of the Board, Chief Executive              1986
                                Officer and Director

Donald L. House             56  Director                                            1992

Richard C. Marcus           59  Director                                            1990

Geoffrey A. Moore           51  Director                                            1996

Shereef W. Nawar            38  Chief Technical Officer and Director                1987

Richard L. Nolan            57  Director                                            1995

Jeffrey P. Parker           54  Director                                            1990

Corey M. Smith              41  President and Director                              1998

     Mr. Bradley is currently a professor at the Harvard Business School, a position he has held since 1968. He also serves as the Chairman of the Harvard Business School's Program for Management Development. From September 1993 to January 1996, Mr. Bradley served as the Senior Associate Dean for Faculty Development at the Harvard Business School. Mr. Bradley is a director of Ciena Corporation, a supplier of fiber optic multi-channel transmission enhancement systems for the telecommunications industry.

     Mr. Crumpler is a co-founder of the Company and has served as Chairman of the Board, a director and Chief Executive Officer of the Company since its inception in 1986. Mr. Crumpler also served as the President of the Company from September 1986 to October 1992 and from September 1996 to January 1997.

     Mr. House is a private investor and consultant to high technology companies. He served as the Chairman of the Board of SQL Financials International, Inc., an application software company, from January 1993 until December 1997 and continues to serve as one of its directors. From September 1991 until December 1992, he was President of Prentice Hall Professional Software, a subsidiary of Simon and Schuster, Inc. Since 1988, he has been a consultant to and investor in a number of early-stage technology firms, including the Company. Mr. House is a director of Melita International, Inc., a developer of call center management software and a member of its compensation committee.

     Mr. Marcus is a Senior Advisor at the investment banking firm of Peter J. Solomon Company, a position he has held since January 1997. Mr. Marcus was a principal of InterSolve Group Inc., a firm that provides management consulting services to companies in several industries, from its inception in 1991 until January 1997. From December 1994 until December 1995, Mr. Marcus was also the Chief Executive Officer of Plaid Clothing Group, Inc., a manufacturer of tailored clothing. Plaid Clothing Group filed a voluntary federal bankruptcy petition in July 1995. From January 1989 to January 1992, Mr. Marcus was a principal of RCM Consulting, a provider of consulting services to the retail industry. From 1979 until 1988, Mr. Marcus was Chief Executive Officer of Neiman-Marcus, a department store retailer. Mr. Marcus is a director of Zale Corporation, a specialty retailer of fine jewelry, and a member of its compensation committee.

     Mr. Moore is a founder of The Chasm Group, a firm that provides marketing strategy and organizational consulting to high-technology companies. He has served as President of that firm since it was founded in 1992. From 1987 until 1992, Mr. Moore was a principal and partner of Regis McKenna, Inc., a high-technology marketing and communications company. Mr. Moore is a director Documentum, Inc., a document management software company.

     Mr. Nawar, a co-founder of the Company, has served as the Company's Chief Technical Officer since October 1992. Mr. Nawar served as the Company's Vice President of Development from 1987 until October 1992.

     Mr. Nolan is currently a professor at the Harvard Business School, a position he has held since July 1991. From 1977 to July 1991, Mr. Nolan served as a principal of KPMG Peat Marwick LLP, and as Chairman of the Board of Nolan, Norton & Co., a technology-strategy consulting firm. Mr. Nolan was a general partner of Lincoln North Associates Limited Partnership ("Lincoln") from 1986 to 1994. Lincoln owned office buildings in Massachusetts. Lincoln filed a voluntary federal bankruptcy petition in May 1993. Mr. Nolan is a director of H.F. Ahmanson & Company, a bank holding company.

     Mr. Parker is Chairman and Chief Executive Officer of CCBN, an Internet service company. He has served in that capacity since January 1997. From 1990 until 1997, Mr. Parker was a private investor focusing on start-up and early-stage investments. From October 1986 until December 1990, Mr. Parker was the Chief Executive Officer of Thomson Financial Services ("Thomson"), and from October 1986 to December 1991, Mr. Parker was also Chairman of the Board and Chief Executive Officer of First Call Corporation ("First Call"). Both Thomson and First Call are financial information service companies.

     Mr. Smith is President of the Company, a position he has held since January 1997. He joined the Company in September 1996 as its Executive Vice President responsible for marketing. Prior to joining the Company, Mr. Smith was the President of Decision Point Data, a human resources decision support software company, from October 1995 until September 1996. He served as President and Chief Executive Officer of Creative Multimedia, Inc., a consumer CD-ROM multimedia company, from December 1993 until September 1995. In July 1992, Mr. Smith founded Legacy Venture Capital and served as its President and General Partner from July 1992 until September 1994 and continues to serve as General Partner. From 1988 until May 1992, Mr. Smith was the President and Chief Executive Officer of Central Point Software, Inc., a personal computer utilities software company.


              OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     During 1997, the Board of Directors held seventeen meetings. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors of which he was a member, except for Mr. Moore. Certain information regarding the functions of the Board's committees, their present membership and the number of meetings held by each committee during 1997 is described below:

     Audit Committee.  The Audit Committee is responsible for reviewing and
     ---------------
making recommendations regarding the Company's independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. The current members of the Audit Committee are Donald L. House and Richard C. Marcus. During 1997, the Audit Committee held two meetings.

     Compensation and Stock Option Committee.  The Compensation and Stock Option
     ---------------------------------------
Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for senior management of the Company and for administering the Company's 1987 Stock Option Plan, 1995 Employee Stock Purchase Plan and 1996 Long-Term Incentive Plan, including granting stock options under those plans to employees of the Company. The current members of the Compensation and Stock Option Committee are Stephen P. Bradley, Richard C. Marcus and Jeffrey P. Parker. The Compensation and Stock Option Committee held nine meetings during 1997.

     Strategic Oversight Committee.  The Strategic Oversight Committee is
     -----------------------------
responsible for making recommendations to the Board of Directors regarding the Company's strategic initiatives. The current members of the Strategic Oversight Committee are Stephen P. Bradley, Dennis M. Crumpler, Geoffrey A. Moore, Shereef
W. Nawar and Richard L. Nolan. The Strategic Oversight Committee held two meetings in 1997.

     Nominating Committee.  The Nominating Committee is responsible for
     --------------------
producing recommendations for the composition of the Company's Board of Directors. The Nominating Committee is an informal committee currently consisting of Dennis M. Crumpler, Donald L. House and Richard C. Marcus. The Nominating Committee operates by informal exchanges among the members, often outside the context of an official meeting. There were no meetings of the Nominating Committee during 1997. The Nominating Committee does not consider nominees recommended by the Company's shareholders.

COMPENSATION OF DIRECTORS

     In 1997, the Company reimbursed directors for travel and other out-of-pocket expenses incurred in connection with their services as directors. In addition, upon the later of April 1994 or election to the Board of Directors, each non-employee director received an option to purchase 40,000 shares of the Company's Common Stock pursuant to the Company's 1994 Stock Option Plan for Outside Directors (the "Director Plan"). The Director Plan was adopted by the Board of Directors in March 1994, amended by the Board of Directors in March 1995, and approved by the Company's shareholders at the Company's 1995 Annual Meeting. Pursuant to the Director Plan, the Company automatically grants nonqualified options to each non-employee member of the Company's Board of Directors who is not prohibited by his employer from receiving options under the Director Plan (an "Outside Director"). All of the Company's six current Outside Directors have received options under the Director Plan. Each option granted under the Director Plan vests in four installments of 10,000 shares on each of the first four anniversaries of the first day of the first fiscal quarter of the Company beginning after the date of grant. If, during the year prior to any vesting date, any Outside Director fails to attend any regular meeting of the Board of Directors, then, on the day prior to such vesting, the option will terminate as to that number of shares equal to 10,000 multiplied by the percentage of such meetings not attended by the Outside Director.

     In 1997 each of the Company's six current Outside Directors received options under the Company's 1996 Long-Term Incentive Plan (the "LTIP"). Each option granted under the LTIP vests in four installments of 5,000 shares on each of the first four anniversaries of the date of grant. If, during the year prior to any vesting date, any Outside Director fails to attend any regular meeting of the Board of Directors, then, on the day prior to such vesting, the option will terminate as to the number of shares equal to 5,000 multiplied by the percentage of such meetings not attended by the Outside Director.

       COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     Based on available information, the Company believes that set forth in the table below is information in connection with the beneficial ownership of Common Stock of the Company as of March 9, 1998 by the Company's directors, the Named Executive Officers (as defined herein), the directors and executive officers of the Company as a group (15 persons) and certain persons known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company:

                           Name of Five Percent
                         Beneficial Owner, Director              Shares of Common Stock         Percentage of Common
   Title of Class        or Named Executive Officer              Beneficially Owned (1)           Stock Outstanding
   --------------        --------------------------              ----------------------         --------------------
Common Stock,          Five Percent Beneficial Owners:
$0.01 par value        -------------------------------
                       Franklin Advisors, Inc. (2)                       804,400                          9.6
                       777 Mariners Island Boulevard
                       San Mateo, California  94404

                       GeoCapital, LLC (3)                               992,390                         11.9
                       767 Fifth Avenue, 45th Floor
                       New York, New York  10153-4590

                       State of Wisconsin Investment Board (4)           656,200                          7.8
                       P.O. Box 7842
                       Madison, Wisconsin 53707

                       Directors and Named Executive Officers:
                       ---------------------------------------
                       Stephen P. Bradley (5)                             20,000                          *
                       Stefanus F. Coetzee (6)                            73,028                          *
                       Dennis M. Crumpler (7)                          1,391,831                         16.6
                       Jethro J. Felton, III (8)                          12,315                          *
                       Donald L. House (9)                                46,599                          *
                       Richard C. Marcus (10)                             58,380                          *
                       Geoffrey A. Moore (11)                             17,500                          *
                       Shereef W. Nawar (12)                             196,759                          2.3
                       Richard L. Nolan (13)                              30,000                          *
                       W. Michael Parham (14)                            105,478                          1.3
                       Jeffrey P. Parker (15)                            121,751                          1.4
                       Corey M. Smith (16)                                44,665                          *
                       Directors and Executive Officers as a           2,157,919                         24.3
                       Group (17)

____________________
* Less than 1%.

(1) Information relating to the beneficial ownership of Common Stock by directors and Named Executive Officers is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission ("SEC") under
     Section 13(d) of the Securities Exchange Act of 1934. Except as indicated in other footnotes to this table, directors and Named Executive Officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director's or executive officer's immediate family have a beneficial interest. At the close of business on March 9, 1998, the Company had 8,372,670 shares of Common Stock outstanding.

(2) The information herein regarding the stock ownership of Franklin Advisors, Inc. ("Franklin") was obtained from a Schedule 13G filed by Franklin with the SEC and received by the Company on February 17, 1998 (the "Franklin 13G"). The Company makes no representation as to the accuracy or completeness of the information reported regarding Franklin. According to the Franklin 13G, Franklin has sole investment power and sole voting power with respect to all of these shares.

(3) The information herein regarding the stock ownership of GeoCapital, LLC ("GeoCapital") was obtained from a Schedule 13G filed by GeoCapital with the SEC and received by the Company on March 4, 1998 (the "GeoCapital 13G"). The Company makes no representation as to the accuracy or completeness of the information reported regarding GeoCapital. According to the GeoCapital 13G, GeoCapital has sole investment power with respect to all of these shares and voting power with respect to none of these shares.

(4) The information herein regarding the stock ownership of the State of Wisconsin Investment Board ("Wisconsin Investment Board") was obtained from a Schedule 13G filed by Wisconsin Investment Board with the SEC and received by the Company on February 6, 1998 (the "Wisconsin 13G"). The Company makes no representation as to the accuracy or completeness of the information reported regarding Wisconsin Investment Board. According to the Wisconsin 13G, Wisconsin Investment Board has sole investment power and sole voting power with respect to all of these shares.

(5) Consists of 20,000 shares subject to stock options that are currently exercisable.

(6) Includes 900 shares held by Mr. Coetzee's spouse. Also includes 70,566 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of March 9, 1998.

(7) Includes 1,200,000 shares held by a limited partnership, the general partner of which is a limited liability company of which Mr. Crumpler is the controlling manager. As such, Mr. Crumpler has voting and investment power over these shares. Also includes 104,800 shares owned by Mr. Crumpler's spouse. In November 1989, Mr. Crumpler entered into an agreement with his spouse that provides that Mr. Crumpler has sole voting power with respect to the shares of Common Stock presently held, or acquired in the future, by her. This agreement also places certain restrictions on the ability of Mr. Crumpler's spouse to transfer her shares of Common Stock and provides Mr. Crumpler a right of first refusal in connection with such shares. Also includes 3,800 shares held by Mr. Crumpler as trustee of a trust for the benefit of his mother, as to which he retains sole voting and investment power. Also includes 3,000 shares held by Mr. Crumpler as custodian for his minor children and as to which he retains sole voting and investment power.

(8) Includes 11,102 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of March 9, 1998.

(9) Includes 40,350 shares subject to stock options that are currently exercisable.

(10) Consists of 58,380 shares subject to stock options that are currently exercisable.

(11) Consists of 17,500 shares subject to stock options that are currently exercisable.

(12) Includes 106,922 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of March 9, 1998.

(13) Consists of 30,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of March 9, 1998.

(14) Includes 61,946 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of March 9, 1998.

(15) Includes 90,701 shares held by a limited partnership, the general partner of which is a limited liability company of which Mr. Parker is the owner. As such, Mr. Parker has sole voting and investment power over these shares. Also includes 31,050 shares subject to stock options that are currently exercisable.

(16) Consists of 44,665 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of March 9, 1998.

(17) Includes 516,087 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of March 9, 1998.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

     The following table presents certain summary information concerning compensation earned for services rendered in all capacities to the Company by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company other than the Chief Executive Officer during 1997 (collectively, the "Named Executive Officers") for the years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                 COMPENSATION AWARDS
                                                  ANNUAL COMPENSATION            --------------------
                                             -----------------------------            SECURITIES
     NAME AND                    FISCAL                                               UNDERLYING                ALL OTHER
 PRINCIPAL POSITION               YEAR       SALARY ($)           BONUS ($)           OPTIONS (#)             COMPENSATION ($)
--------------------             ------      ----------           ---------           -----------             ----------------
Dennis M. Crumpler                1997        193,333              40,000                      -                  2,375 (2)
  Chairman,                       1996        176,667              13,250                 120,000 (1)             2,375 (2)
  Chief Executive                 1995        160,000              16,320                      -                  2,234 (2)
  Officer and Director

Stefanus F. Coetzee               1997        150,000              33,750                 15,000                 22,647 (3)
  Senior Vice President--         1996        147,500               7,375                 50,000                      -
  North American                  1995         94,585              95,790                 10,000                102,054 (4)
  Customer Operations

Jethro J. Felton, III             1997        117,770             103,055                 35,000                  1,720 (2)
  Vice President--                1996         95,000              88,469                 12,752                  1,822 (2)
  North American Sales            1995         87,500              94,241                  8,000                  1,796 (2)

W. Michael Parham                 1997        121,664              63,909                 25,000                    960 (2)
  Senior Vice President--         1996        114,996              75,300                 40,000                  1,155 (2)
  Business Development            1995        117,491              93,896                 10,000                  1,304 (2)

Corey M. Smith                    1997        167,500              35,000                 95,000                  1,200 (2)
  President and Director          1996         46,667             123,750 (5)            155,000                 50,000 (6)

____________________
(1)  Cancelled in 1997 due to voluntary forfeiture by Mr. Crumpler.

(2) Includes premiums paid by the Company for term life insurance for Mr. Parham in 1996 of $204 and in 1995 of $300. Also includes matching contributions under the Company's qualified salary deferral plan under
     Section 401(k) of the Internal Revenue Code for Messrs. Crumpler, Felton, Parham, and Smith in 1997 of $2,375, $1,720, $960 and $1,200, respectively, for Messrs. Crumpler, Felton and Parham in 1996 of $2,375, $1,822 and $951, respectively, and for Messrs. Crumpler, Felton, and Parham in 1995 of $2,234, $1,796 and $1,004, respectively.

(3) Relocation expenses from the Company's U.K. Customer Operations Center to Atlanta.

(4) Includes $97,079 of estimated relocation expenses from the Company's U.K. Customer Operations Center to Atlanta, $1,490 related to a Company supplied automobile, and $3,485 of matching contributions under the Company's U.K. subsidiary's retirement benefit program.

(5) Fair market value of restricted stock granted to Mr. Smith in connection with his joining the Company.

(6)  Relocation expenses from Portland, Oregon to Atlanta.

                             Option Grants in 1997

     The following table presents further information on grants of stock options pursuant the Company's 1996 Long-Term Incentive Plan during the year ended December 31, 1997 to the Named Executive Officers. Such grants are reflected in the Summary Compensation Table above.

                                      Individual Grants
                        ---------------------------------------------------         Potential Realizable
                                            % of                                     Value at Assumed
                         Number of        Options                                   Annual Rates of Stock
                        Securities       Granted to    Exercise                   Price Appreciation for
                        Underlying       Employees    or Base                         Option Term (1)
                         Options            in         Price     Expiration      -------------------------
Name                    Granted (#)     Fiscal Year    ($/Sh)       Date           5% ($)         10% ($)
----                    -----------     -----------   -------    ---------       ---------     -----------
Dennis M. Crumpler              -             -             -            -               -              -

Stefanus F. Coetzee     15,000 (2)         1.47%      $ 8.875      7/09/07        $ 83,722     $  212,167

Jethro J. Felton, III    7,500 (3)          .74%      $20.500      1/27/07        $ 96,693     $  245,038
                         7,500 (3)          .74%      $12.625      4/27/07        $ 59,548     $  150,907
                        10,000 (4)          .98%      $ 8.875      7/09/07        $ 55,815     $  141,445
                        10,000 (2)          .98%      $11.250     10/27/07        $ 70,751     $  179,296

W. Michael Parham       25,000 (2)         2.45%      $ 8.875      7/09/07        $139,536     $  353,612
                                              .
Corey M. Smith          35,000 (2)         3.43%      $20.500      3/11/07        $451,232     $1,143,510
                        60,000 (2)         5.89%      $ 8.875      7/09/07        $334,886     $  848,668

___________________
(1) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the option term, which is ten years for all options listed. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the SEC and may not accurately reflect the appreciation of the price of the Common Stock from the grant date until the end of the option term. These assumptions are not intended to forecast future price appreciation of the Company's Common Stock.

(2) Nonqualified stock option granted at the fair market value of a share of the Company's Common Stock on the date of grant that will become exercisable on the first anniversary of the grant date, with 1/3 of the underlying shares becoming exercisable at that time, and an additional 1/3 becoming exercisable on each successive anniversary date until fully vested on the third anniversary date. The vesting of this option may be accelerated at the discretion of the Compensation and Stock Option Committee.

(3) Incentive stock option granted at the fair market value of a share of the Company's Common Stock on the date of grant that will become exercisable on the first anniversary of the grant date, with 1/5 of the underlying shares becoming exercisable at that time, and additional 1/5 becoming exercisable on each successive anniversary date until fully vested on the fifth anniversary date. The vesting of this option may be accelerated at the discretion of the Compensation and Stock Option Committee.

(4) The option to acquire 108 shares is an incentive stock option, and the option to acquire 9,892 shares is a nonqualified stock option. Each of these options was granted at the fair market value of a share of the Company's Common Stock on the date of grant. The incentive stock option will become exercisable as to 36 shares on the first anniversary date, and additional 36 shares becoming exercisable on each two successive anniversary date, at which time the option will be fully exercisable. The nonqualified stock option will become exercisable as to 3,297 shares on the first anniversary, 3,297 shares on the second anniversary, and 3,298 shares on the third anniversary, at which time the option will be fully exercisable. The vesting of this option may be accelerated at the discretion of the Compensation and Stock Option Committee.

                      Aggregated Option Exercises in 1997
                           and Year-End Option Values

     The following table presents information with respect to options exercised by the Named Executive Officers during 1997 and the unexercised options to purchase the Company's Common Stock granted in 1997 and prior years under the 1987 Stock Option Plan and the 1996 Long-Term Incentive Plan and held by them as of December 31, 1997.

                                                                Number of Securities            Value of Unexercised
                                                               Underlying Unexercised           In-the-Money Options
                                                            Options at Fiscal Year-End (#)     at Fiscal Year-End ($)(2)
                         Shares Acquired       Value        ------------------------------   ---------------------------
      Name               on Exercise (#)   Realized($)(1)   Exercisable      Unexercisable   Exercisable   Unexercisable
      ----               ---------------   --------------   -----------      -------------   -----------   -------------
Dennis M. Crumpler               -                -                -                  -              -               -

Stefanus F. Coetzee              -                -           61,566             68,184        $521,057       $126,600

Jethro J. Felton, III        2,499          $33,425            5,552             51,701        $ 26,000       $135,230

W. Michael Parham                -                -           53,279             64,051        $446,326       $154,874

Corey M. Smith                   -                -           32,999            217,001        $ 18,500       $334,001

___________________
(1) "Value Realized" represents the amount equal to the excess of the aggregate fair market value of the shares purchased at the time of exercise over the aggregate exercise price paid.

(2) Represents the aggregate fair market value as of December 31, 1997 ($13.125 per share closing stock price) of the option shares less the aggregate exercise price of the options.

                            Employment Arrangements

     In March 1994, the Company entered into an agreement with Mr. Crumpler (the "Crumpler Agreement"), which provides that in the event that Mr. Crumpler's employment with the Company, any subsidiary of the Company or any forty percent (40%) shareholder of the Company is terminated other than for cause, or in the event that Mr. Crumpler resigns from employment following a "change in control" (as defined in the Crumpler Agreement) of the Company, Mr. Crumpler may obtain, at no cost, a license to use the full range of the Company's RemoteWare products at one central site and on up to 250 nodes for his own business, charitable or educational purposes. In addition, under such circumstances, a business of which Mr. Crumpler owns at least twenty percent (20%) and in which he is actively involved in managing has the right to obtain licenses to use the Company's RemoteWare products on terms that are no less favorable than any granted to a licensee of similar size within the 18 months prior to the grant of the license to this business. Each of these licenses will be granted pursuant to the Company's then standard software license agreement for its products, and Mr. Crumpler or the related business will be entitled to the Company's standard software support and maintenance agreements. The Crumpler Agreement has a term of twenty (20) years following the termination of Mr. Crumpler's employment as described above.

     In July 1997, two executive officers of the Company resigned. The Company entered into separation agreements with them that included payments of $173,337.

     The Company entered into Change in Control Employment Agreements (each, an "Agreement") with Messrs. Crumpler, Nawar and Smith in February 1997, and Messrs. Coetzee and Parham in July 1997. Each Agreement will become effective if and when a Change in Control (as defined therein) occurs during the three-year period following the date of the Agreement or during any of the one-year annual renewal periods (the "Change of Control Period"), or if the employee's employment is terminated in connection with or in anticipation of a Change of Control (in either case, the "Effective Date"). The employee's employment period under the Agreement begins on the Effective Date and continues for three years. During the employment period following the Change of Control, the employee will (i) receive a monthly base salary equal to or greater than the highest monthly base salary paid to him by the Company during the previous 12 months; (ii) an annual cash bonus at least equal to the highest bonus paid to him in any of the three fiscal years prior to the Effective Date, and (iii) the ability to participate in all incentive, savings, welfare benefit, fringe benefit and retirement plans of the Company. If the employee's employment terminates during the employment period he will receive certain severance benefits under the Agreement. If employment terminates for cause (as defined in the Agreement) or the employee voluntarily resigns without good reason (as defined in the Agreement) other than during the 30-day period beginning on the first anniversary of the Effective Date, the employee will receive only accrued benefits, if applicable. If the employee (i) is terminated by the Company without cause, (ii) resigns voluntarily for good reason, or (iii) resigns for any reason during the 30-day period beginning on the first anniversary of the Effective Date, the employee would receive a lump sum cash payment equal to: (a) base salary through the date of termination, (b) a prorata bonus for the year of termination, based upon the greater of one-half of the then-current base salary or the highest of actual bonuses earned in the prior three years ("Bonus"), (c) the product of two and the sum of base salary and Bonus, (d) unpaid deferred compensation and vacation pay, and (e) a contingent payment based upon 1.2 times the difference between the fair market value of the securities issuable upon exercise of certain of the employee's unvested stock options at the date of termination that would have become vested within three years after the date of termination and the aggregate exercise price of such options; provided that this last amount will not be payable if the vesting of those unvested options is accelerated to a date not later than the date of termination. In addition, the employee would be entitled to certain continued employee benefits. In the event that payments to the employee are subject to excise tax under Section 4999 of the Internal Revenue Code, the Company will make an additional payment in an amount such that after the payment of all income and excise taxes, the employee will be in the same after-tax position as if no excise tax had been imposed.

     The Company entered into a Change in Control Employment Agreement ("Agreement") with Mr. Felton in July 1997. The Agreement will become effective if and when a Change in Control (as defined therein) occurs during the two-year period following the date of the Agreement or during any of the one-year annual renewal periods (the "Change of Control Period"), or if the employee's employment is terminated in connection with or in anticipation of a Change of Control (in either case, the "Effective Date"). The employee's employment period under the Agreement begins on the Effective Date and continues for two years. During the employment period following the Change of Control, the employee will (i) receive a monthly base salary equal to or greater than the highest monthly base salary paid to him by the Company during the previous 12 months; (ii) an annual cash bonus at least equal to the highest bonus paid to him in any of the three fiscal years prior to the Effective Date, and (iii) the ability to participate in all incentive, savings, welfare benefit, fringe benefit and retirement plans of the Company. If the employee's employment terminates during the employment period he will receive certain severance benefits under the Agreement. If his employment terminates for cause (as defined in the Agreement) or he voluntarily resigns without good reason (as defined in the Agreement) other than during the 30-day period beginning on the first anniversary of the Effective Date, he will receive only his accrued benefits, if applicable. If he (i) is terminated by the Company without cause,
(ii) resigns voluntarily for good reason, or (iii) resigns for any reason during the 30-day period beginning on the first anniversary of the Effective Date, he would receive a lump sum cash payment equal to: (a) his base salary through the date of termination, (b) a prorata bonus for the year of termination, based upon the greater of 40 percent of his then-current base salary or the highest of his actual bonuses earned in the prior three years ("Bonus"), (c) the sum of his base salary and Bonus, (d) unpaid deferred compensation and vacation pay, and
(e) a contingent payment based upon 1.2 times the difference between the fair market value of the securities issuable upon exercise of certain of the employee's unvested stock options at the date of termination that would have become vested within 18 months after the date of termination and the aggregate exercise price of such options; provided that this last amount will not be payable if the vesting of those unvested options is accelerated to a date not later than the date of termination. In addition, the employee would be entitled to certain continued employee benefits. In the event that payments to the employee are subject to excise tax under Section 4999 of the Internal Revenue Code, the Company will make an additional payment in an amount such that after the payment of all income and excise taxes, the employee will be in the same after-tax position as if no excise tax had been imposed.


                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

Overview

     The Compensation and Stock Option Committee of the Company's Board of Directors (the "Compensation and Stock Option Committee") is responsible for making decisions with respect to the Company's executive compensation policies. In making decisions regarding executive compensation, the Compensation and Stock Option Committee has attempted to provide incentives to executive officers that also enhance the interests of the Company and its shareholders. The Compensation and Stock Option Committee has not yet adopted a comprehensive policy responding to Section 162(m) of the Internal Revenue Code, which disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, since no executive officers are expected to have compensation that exceeds the applicable cap in 1998.

Elements of Executive Compensation

     The Company's executive officers receive compensation comprised of base salaries, bonuses, long-term incentive compensation in the form of stock options, and various miscellaneous benefits.

Base Salary

     The Compensation and Stock Option Committee sets the base salary of the Chief Executive Officer based on (i) the Chief Executive Officer's base salary in the prior year; (ii) levels of compensation granted by other companies in the Company's industry and/or the Atlanta area; (iii) increased responsibilities; and (iv) the past performance (including the achievement in the prior year of certain performance goals, as described below), specific skills and experience of the Chief Executive Officer as they relate to the needs of the Company. The Compensation and Stock Option Committee's review of the foregoing factors was subjective and the Compensation and Stock Option Committee assigned no fixed value or weight to any of the factors when making its decisions regarding base salary. The Compensation and Stock Option Committee and the Chief Executive Officer set the base salary of every other executive officer of the Company based upon the same criteria.

Bonuses

     In order to serve the interests of the Company's shareholders and its management, the Compensation and Stock Option Committee makes extensive use of bonuses based on Company and executive officer performance.

     Beginning July 1, 1994, the Compensation and Stock Option Committee approved executive officers' participation in the Company's Performance Compensation Program (the "Program"), which is applicable to all U.S. employees of the Company except certain employees and officers in the sales organization (including certain executive officers) who are eligible for specific revenue-based bonuses. The Program ties executive officers' bonuses to specific performance goals of the Company, and for most executive officers other than the Chief Executive Officer, also to specific performance expectations for the individual.

     Company performance goals are based on the Company attaining or exceeding certain specified annual business plan targets, and they are recommended by the Company's executive officers and approved by the Compensation and Stock Option Committee. Company performance goals are established for the year, and performance goal attainment evaluation and bonus payouts are made upon completion of the year. Individual performance goals are based upon the individual's achievement of specific objectives and are set by the executive officer's manager. Individual performance goals are established for each quarter, and performance goal attainment evaluation and bonus payouts are made upon completion of each quarter.

     For 1997, the Compensation and Stock Option Committee set the participation rates for each executive officer in the Program based upon its subjective review of several factors, including the level of such executive officer's responsibility and the Compensation and Stock Option Committee's perception of the compensation paid to executive officers of other corporations similar to the Company in terms of size and industry. At the participation rates set for 1997, the Chief Executive Officer's and certain other executive officers' total bonuses, assuming the Company achieved all of its specified performance goals, would have been 50% of each such executive officer's base salary. At the participation rates set for 1997, each remaining executive officer's total bonuses, assuming the individual and the Company achieved all of the specified performance goals, would have been 40% of his or her base salary. However, if the Company did not achieve all of its performance goals, or, for executive officers with individual performance goals, if the individual's performance did not warrant individual bonus compensation, the executive officer's bonuses could be significantly lower or even reduced to zero depending upon the extent to which the Company's performance goals and/or the individual's performance expectations were not met.

     Company performance goals were based on operating revenues and earnings per share. These goals and participation rates were revised in the second half of the year as a result of the Company's performance in the first half of the year. No payout was earned or made based on first half results. Participation rates based on Company performance were reduced by 60%. For the second half of the year, the Company achieved 100% of its revenue and earnings per share goals (on a pro forma basis excluding nonrecurring charges). Based on these results, the Company paid Mr. Crumpler a $40,000 bonus. For all executive officers participating in the Program during 1997, Company and individual bonuses totaled approximately $194,000 and were 19% of total salaries paid to such executive officers as a group.

Stock Options

     During 1997, the Compensation and Stock Option Committee provided long-term compensation to the Company's executive officers in the form of stock options granted under the 1996 Long-Term Incentive Plan (the "LTIP"). The Compensation and Stock Option Committee believes that stock option grants are an effective way for the Company to align the interests of the Company's executives with the interests of its shareholders.

     In granting stock options to executive officers under the LTIP, the Compensation and Stock Option Committee considered (i) the recipient's level of responsibility; (ii) the recipient's specific function within the Company's overall organization; (iii) the value of the recipient to the Company's future growth and profitability; and (iv) the amount of options and stock currently held by the recipient. The Compensation and Stock Option Committee's review of the foregoing factors was subjective and the Compensation and Stock Option Committee assigned no fixed value or weight to any of the factors when making its decisions regarding stock option grants. In 1997, the Compensation and Stock Option Committee granted options under the LTIP to purchase an aggregate of 1,018,700 shares of Common Stock at fair market value on the date of grant to 223 key employees, including all nine executive officers.

Benefits

     The Company provides medical and other similar benefits to its executive officers that are also generally available to the Company's employees.


             Members of the Compensation and Stock Option Committee
                               Stephen P. Bradley
                               Richard C. Marcus
                               Jeffrey P. Parker

               COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Since April 1996, Messrs. Bradley, Marcus and Parker have served on the Compensation and Stock Option Committee.

     From time to time, certain members of the Company's Board of Directors, including members of the Compensation and Stock Option Committee, have provided, and been compensated for, consulting services to the Company. As consideration for past services rendered to the Company, in July 1992 the Board of Directors resolved to provide Mr. Marcus a license, at no cost, to use the RemoteWare product suite for his own purposes to create an information system with up to 250 node sites. The Company has not yet provided any software or services to Mr. Marcus in connection with that resolution.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock ("shareholder return"), assuming reinvestment of any dividends, on the Company's Common Stock against the cumulative total return of the Nasdaq Stock Market (U.S. Companies) and the Index for Nasdaq Computer and Data Processing Stocks (the "Nasdaq Computer Index") for the period commencing April 14, 1994 and ending December 31, 1997.


                     COMPARISON OF CUMULATIVE TOTAL RETURN
          XcelleNet, Inc., Nasdaq Stock Market & Nasdaq Computer Index

                            [GRAPH APPEARS HERE]

Shareholder Return ($) vs. Return of Nasdaq Stock Market and the Nasdaq Computer
                                     Index

                          4/14/94  12/30/94  12/29/95  12/31/96  12/31/97
-------------------------------------------------------------------------
XcelleNet, Inc.             100.0     112.7     108.2     117.3      95.5
Nasdaq Stock Market         100.0     104.3     147.5     181.5     222.7
Nasdaq Computer Index       100.0     124.5     189.6     234.0     287.4


Assumes $100 invested at the closing price on April 14, 1994 in XcelleNet, Inc., the Nasdaq Stock Market (U.S. Companies), and the Nasdaq Computer Index. The Company's stock is quoted on the Nasdaq Stock Market and included in the Nasdaq Computer Index, and its individual shareholder return went into calculating the Nasdaq Stock Market and Nasdaq Computer Index results set forth in this performance graph.

     Total shareholder return calculations for the Company, the Nasdaq
Stock Market (U.S. Companies) and the Index for Nasdaq Computer and Data Processing Stocks were prepared by the Center for Research and Security Prices, The University of Chicago.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all
Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

                 Certain Relationships and Related Transactions

     Mr. Crumpler is the Chairman of the Board and Chief Executive Officer of the Company. Prior to January 2, 1997, Electronic Commerce, Inc. ("E-Comm"), a Solution Partner that remarkets the Company's software to end-user customers, was partially owned by Mr. Crumpler's brother. On January 2, 1997 the Company acquired all the outstanding shares of E-Comm for a total consideration comprising cash and stock of approximately $2,675,000.

     The Company is a party to change in control employment agreements with certain of its executive officers and separation agreements with certain of its former executive officers. See "Employment Arrangements" above.

                                 PROPOSAL TWO -
                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected Arthur Andersen LLP as auditors for the Company for the current year ending December 31, 1998, subject to ratification by the shareholders. Arthur Andersen LLP served as independent auditors for the Company for the year ended December 31, 1997, and representatives of that firm of independent accountants are expected to be present at the 1998 Annual Meeting of Shareholders. Representatives of Arthur Andersen LLP will have an opportunity to make a statement at the 1998 Annual Meeting of Shareholders if they desire to do so and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1998. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company.
Officers, directors and regular employees of the Company, at no additional compensation, will assist in the solicitation. Solicitation will be by mail, telephone or personal contact.

                                 OTHER MATTERS

     Management does not know of any matters to be brought before the meeting other than those referred to above. If any matters that are not specifically set forth in the form of proxy and this proxy statement properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

     Whether or not you expect to be present at the meeting in person, please vote, sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States.

Shareholder Proposals

     Proposals of shareholders of the Company intended to be presented for consideration at the 1999 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before December 7, 1998, in order to be included in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders.

                                XCELLENET, INC.
          PROXY SOLICITED BY THE BOARD OF DIRECTORS OF XCELLENET, INC.
        FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 28, 1998

  The undersigned hereby appoints DENNIS M. CRUMPLER AND SHEREEF W. NAWAR, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of XcelleNet, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 28, 1998, and at any reconvened meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

 1. Election of the following nine nominees as directors of XcelleNet, Inc.:

  FOR (except as indicated         WITHHOLD         Stephen P. Bradley     Richard C. Marcus     Richard L. Nolan
      to the contrary to right)    AUTHORITY        Dennis M. Crumpler     Geoffrey A. Moore     Jeffrey P. Parker
               [ ]                   [ ]            Donald L. House        Shereef W. Nawar      Corey M. Smith

   To withhold authority for any individual nominee(s), write the nominee(s) name(s) on the following line.

   ---------------------------------------------------------------------------

      IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE "FOR" PROPOSAL 1.

               (Continued and to be signed on the reverse side.)

 2. Ratification of the selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1998. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE "FOR" PROPOSAL 2.
       FOR       AGAINST    ABSTAIN
       [_]         [_]        [_]
                                             IMPORTANT: Please sign this Proxy
                                             exactly as your name or names ap-
                                             pear to the left. When shares are
                                             held by joint tenants, both
                                             should sign. When signing as at-
                                             torney, executor, administrator,
                                             trustee or guardian, please give
                                             full title as such. If a corpora-
                                             tion, please sign in full corpo-
                                             rate name by President or other
                                             authorized officer. If a partner-
                                             ship, please sign in partnership
                                             name by authorized person.

                                             SHARES:___________________________

                                             Signature(s) _____________________

                                             Signature(s) _____________________

                                             Date: ____________________________

 PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.